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                                          EXHIBIT 99
                                          NEWS RELEASE

AK STEEL TO INCREASE CARBON AND STAINLESS FLAT-ROLLED
               FINISHING CAPABILITY

MIDDLETOWN, OH, November 21, 1996--AK Steel (NYSE:AKS) today announced that it will construct a new carbon and stainless flat-rolled steel processing complex on a 1,700-acre site in Spencer County, Indiana, near the Ohio River community of Rockport. Construction of the facility, to be known as the Rockport Works, is expected to begin early in 1997.

     The facility is expected to significantly enhance the company's value-added product mix. The plant will annually process approximately 1.8 million tons of carbon and stainless flat-rolled sheet steel for automotive, appliance, food and chemical processing and other value-added carbon and stainless steel markets and create about 400 jobs. The capital investment will be approximately $1.1 billion.

     The new facilities at Rockport Works will include:

     a five-stand continuous cold rolling mill, capable of rolling carbon steel up to 80 inches wide and stainless steel up to 60 inches wide;

     a continuous hot-dip galvanizing and galvannealing line to produce corrosion-resistant zinc-coated carbon steel up to 80 inches wide, a width not currently produced in the United States, which is used primarily for exterior automotive panels;

     a continuous carbon and stainless steel pickling line to mechanically and chemically clean steel prior to cold rolling;

     a continuous annealing and pickling line to soften and mechanically and chemically clean certain grades of stainless steel;

     hydrogen annealing facilities and a temper mill for processing cold-rolled product; and

     rail and truck shipping facilities along with access to barge terminals.

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     "The design of these new facilities reflects the most
innovative engineering, operating philosophy, and expertise in the world," said Richard M. Wardrop, Jr., president and chief executive officer of AK Steel. "From the ground up, every detail of the Rockport Works' equipment design and operation is based on AK Steel's proven performance in delivering the highest quality product to its discriminating customers. There is nothing in the world today that compares to the Rockport Works."

     The new facilities will relieve bottlenecks in the company's existing finishing facilities that have restricted its ability to meet increased demand for its value-added cold-rolled and coated carbon steel products. In addition, the new facilities will allow AK Steel to expand its presence in the flat-rolled stainless steel market.

     Product sizes from the new facility will be among the widest available in the world and will significantly enhance mill productivity and customer needs. Rockport Works will enable the company to shift virtually all of its commodity grade hot-rolled carbon product into higher value-added cold-rolled and coated carbon product, insulating it from the increasingly competitive hot-rolled carbon market segment.

     "The announcement of this project for AK Steel is the culmination of months of diligent study on the part of our management team," said Thomas C. Graham, chairman of AK Steel. "From the outset we have kept our commitment to establish a growth plan that would build on our company's considerable expertise and enhance the value of AK Steel to its customers, shareholders, employees and communities."

     Construction and start-up of the various units will be staggered with the hot-dip galvanizing and galvannealing line being the first unit commissioned. Full production for this line is scheduled for December 1998.

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     Because it will not include any steel melting and refining facilities, Rockport Works does not create additional raw steel capacity. Instead, it will create additional finishing capacity, allowing AK Steel to meet the increasing customer demand for its value-added products. The Rockport Works will receive most of its carbon hot-rolled substrate material from the company's Middletown, Ohio plant. The balance of its carbon hot-rolled and its stainless substrate requirements will be purchased. Some stainless material cold-reduced at the Rockport Works will be shipped to the company's Middletown Works for aluminum coating, a product used almost exclusively for automotive exhaust systems.

     "From what we have seen, the citizens of the Rockport community have enthusiastically embraced the notion of being home to one of the largest, most technologically advanced steel finishing facilities in the world," Mr. Wardrop said. "We are delighted to expand AK Steel's corporate citizenship to southwestern Indiana and to be a positive influence on the economic growth of the region."

     Mr. Wardrop acknowledged with thanks the efforts of civic and government leaders in AK Steel's existing plant communities and elsewhere in offering assistance to facilitate the company's expansion in those communities.

     "Key officials in Middletown, Ohio; Etna, Ohio, and Ashland, Kentucky are to be commended for their offers of assistance in trying to attract one of the largest industrial development projects in the country in a decade," said Mr. Wardrop. "Ultimately, however, even their most sincere efforts could not alter the essential geographic requirements of this project. Obviously, our established plants will continue to play their vital role in the ongoing success of AK Steel," he said.

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     AK Steel produces low-carbon flat-rolled steel for
automotive, appliance, construction, manufacturing and other markets. When the Rockport facilities are completed, the company will have the capacity to ship approximately 5.1 million tons annually of carbon and stainless steel. The company said approximately $800 million of the cost of the new facility will be funded through privately placed long-term financing. The company currently employs about 5,800 people in plants and offices in Middletown and Ashland, Kentucky.


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